UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2014
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tesoro Corporation, (the “Company”) announced the appointment of Keith M. Casey, age 47, as Executive Vice President, Operations of Tesoro Companies, Inc. (“Tesoro”), a subsidiary of the Company, effective May 27, 2014.  In this role, Mr. Casey will assume responsibility for the Company’s refining, marketing, logistics and supply chain operations.

From April 2013 until May 27, 2014, Mr. Casey served as Tesoro’s Senior Vice President, Strategy and Business Development. Prior to joining Tesoro, he served as Vice President, BP Products North America, Texas City Refinery beginning in September 2006.

In connection with his new position, Mr. Casey will receive an initial base salary of $600,000 and will be eligible to participate in the Company’s annual incentive compensation program (the “Program”) with a target bonus opportunity equal to 80% of his base salary.  His actual bonus will be based on actual performance relative to corporate and business unit goals established under the Program.  In connection with his new position, on May 27, 2014, Mr. Casey received a grant of 5,636 market stock units (“MSUs”) pursuant to which shares of the Company's common stock will be earned at vesting at the end of the 36 month performance period which lasts from May 27, 2014 through May 27, 2017. Upon vesting at the end of the performance period, the number of shares earned will be adjusted by multiplying the factor of the average closing stock price for the 30 days prior to the vesting date over the average closing stock price for the 30 days prior to the grant date. Except for the grant date and vesting period, all other terms of this MSU award are identical to those described in the Tesoro Corporation 2014 Market Stock Unit Award Grant Letter and Tesoro Corporation Market Stock Unit Awards Granted in 2014 Summary of Key Provisions filed as Exhibits 10.2 and 10.4, respectively, to the Company’s Current Report on Form 8-K filed on February 7, 2014.

Mr. Casey will continue to be entitled to participate in the Company’s Executive Severance and Change in Control Plan, Supplemental Executive Retirement Plan and Executive Deferred Compensation Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 30, 2014

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

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